Exhibit 99.1

Rock-Tenn Company Reports Fourth Quarter and Fiscal Year 2003 Results
                 Sales Increase 4.7% over Fiscal 2002

    NORCROSS, Ga.--(BUSINESS WIRE)--Oct. 28, 2003--Rock-Tenn Company (NYSE:RKT) today reported financial results for the fiscal fourth quarter and fiscal year ended September 30, 2003. Net sales from continuing operations for the fiscal fourth quarter of 2003 were $385.0 million up 6.6% compared to $361.3 million in the prior year quarter. Net income was $10.0 million, or $0.28 per diluted share, for the fiscal fourth quarter ended September 30, 2003, compared to $3.2 million, or $0.09 per diluted share, in the comparable quarter of the prior fiscal year. Rock-Tenn Company's net income in the fiscal fourth quarter of 2003 included $0.4 million, or $0.01 per diluted share, from discontinued operations as a result of the previously announced agreement to sell its Plastic Packaging division. In the fourth quarter of fiscal 2002, the Company recorded income from discontinued operations of $0.6 million, or $0.01 per diluted share. Pre-tax restructuring and other costs were $0.6 million and $8.6 million for the fourth quarters of fiscal years 2003 and 2002, respectively.
    The Company reported net sales from continuing operations of $1.4 billion for the fiscal year ended September 30, 2003, a 4.7% increase from the previous year. Net income was $29.6 million, or $0.85 per diluted share, for the fiscal year ended September 30, 2003, compared to $26.6 million, or $0.77 per diluted share, in the prior fiscal year, including a charge in fiscal 2002 of $5.8 million, or $0.17 per diluted share, due to the cumulative effect of a change in accounting principle. Rock-Tenn Company's net income in fiscal 2003 included $0.03 million from discontinued operations compared to $2.6 million, or $0.07 per diluted share, in the prior year. Pre-tax restructuring and other costs were $1.7 million and $18.2 million in fiscal years 2003 and 2002, respectively.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "Our earnings of $0.28 per share were consistent with our expectations for the quarter. They reflect 15.8% higher segment operating income compared to the fourth quarter of fiscal 2002. The higher earnings for the quarter reflect strong gains in packaging sales, up 19.9% over the prior year quarter, and improved profitability in our display segment. Our increase in sales for the full fiscal year reflects our continuing improvement in our competitive position in all of our businesses. We plan to continue to be the leader in our businesses in investing in technology to lower our costs and improve our quality.
    "Our capital expenditures for fiscal year 2003 were $57 million, somewhat lower than our expectations of $60 to $65 million at the beginning of the year. For fiscal 2004, we continue to expect our capital expenditures to be approximately $60 million. We expect that over half of our capital will support continued growth and cost reduction strategies in our Folding Carton operations.
    "During fiscal 2003, our cash provided by operations was $115.0 million, compared to $117.6 million in fiscal 2002. Cash provided by operations in fiscal 2003 was reduced by a $22.7 million contribution to our pension plans that was not required to be made last year.
    "For the first fiscal quarter of 2004, we expect earnings to be in the range of $0.18 to $0.22 per share, an increase over earnings in the first quarter of fiscal 2003, reflecting primarily expected sales and margin increases in our packaging segment."

    Segment Results

    Packaging Products Segment

    During the fourth quarter of fiscal 2003 we announced the sale of our Plastic Packaging division to Pactiv Corporation for $60.0 million (which is expected to close in October 2003). As a result, we have restated our financial statements and data to reflect the Plastic Packaging division as a discontinued operation. Accordingly, sales, operating income and other segment data exclude the results of that business for all periods presented. Packaging Products segment sales increased 19.9% in the fiscal fourth quarter of 2003 to $221.3 million from $184.6 million in the fourth quarter of 2002. Packaging Products segment operating income increased to $12.7 million in the fiscal fourth quarter of 2003 compared to $10.6 million in the prior year quarter. Return on sales for the fiscal fourth quarter of 2003 remained flat compared to the prior year quarter.
    Folding carton division sales increased 23.8% compared to the fourth quarter of 2002. The sales increase was due to strong internal growth and to the Company's two acquisitions, Cartem-Wilco and Pacific Coast Packaging, which contributed $18.9 million of the $36.2 million increase. The folding carton division's operating income increased $1.3 million from the prior year quarter. Interior packaging sales increased $0.5 million compared to the year ago quarter, and operating income for the RTS division increased relative to the fourth quarter of 2002 as a result of lower workers compensation and other labor related costs.
    Packaging Products segment sales increased $78.7 million in fiscal 2003 to $801.4 million. Sales in the folding carton division increased 12% in fiscal 2003. The sales increase was due to strong internal growth and to the Company's two acquisitions, Cartem-Wilco and Pacific Coast Packaging, which contributed $45.6 million of the $78.7 million increase. Additionally, RTS division sales increased $6.9 million as a result of improved product pricing during the year as well as greater volumes. Packaging Products segment operating income was $37.6 million in fiscal 2003 compared to $46.1 million in the prior year. Folding carton division operating income declined due primarily to lower than expected sales volumes in the early part of the year, lower margins due to higher board costs not fully passed on to customers and competitive pricing pressure. These costs were somewhat offset by operating income contributed by the Company's acquisitions in 2003 as well as increased operating income in the RTS division. Return on sales in the segment for fiscal 2003 decreased to 4.7% from 6.4% in the prior year.

    Merchandising Displays and Corrugated Packaging Segment

    In the fourth quarter of 2003, Merchandising Displays and Corrugated Packaging segment sales were $76.8 million compared to $79.5 million in the fourth quarter of 2002. Operating income for the segment increased 1% over the year ago quarter to $9.1 million. Return on sales for the fiscal fourth quarter of 2003 was 11.8% compared to 11.3% in the prior year quarter.
    Corrugated packaging sales decreased 7.7% from the prior year quarter primarily due to the closing of a corrugated packaging plant in September 2002. Operating income in the segment increased from the prior year quarter primarily as a result of a facility rationalization in the corrugated division.
    Merchandising Displays and Corrugated Packaging segment sales were $285.1 million in fiscal 2003 compared to $289.6 million in fiscal 2002. The decrease in segment sales was due to a 9.3% decrease in sales at the corrugated packaging division. The merchandising displays division's sales increased over the prior year despite a weakening in the market for promotional displays. Operating income for the segment was $27.7 million in fiscal 2003 compared to $32.8 million in the prior year. Expenses associated with Alliance's enterprise application integration system project, higher raw material prices and lower prices and volumes in the corrugated packaging division negatively impacted the segment for the year. Return on sales for fiscal 2003 decreased to 9.7% from 11.3% in the prior year.

    Paperboard Segment

    Paperboard segment sales were $131.9 million in the fiscal fourth quarter of 2003 versus $138.3 million in the same quarter of 2002. Total tons shipped in the quarter for the Paperboard segment were 279,629 tons compared to 285,789 tons shipped in the same quarter last year. The Company's recycled paperboard mills operated at 94% of capacity during the fiscal fourth quarter of 2003. Operating income in the segment increased 53% to $3.7 million compared to $2.4 million in the prior year quarter, primarily due to higher operating rates enabled by the shutdown of one specialty paperboard machine one year ago. Return on sales was 2.8% in the fourth quarter of 2003 compared to 1.8% in the fourth quarter of 2002.
    In fiscal 2003, Paperboard segment sales remained relatively flat compared to the previous year at $516.1 million. Total tons shipped for the Paperboard segment were 1,100,832 tons compared to 1,105,363 tons shipped in the prior year. The Company's recycled paperboard mills operated at 94% of capacity in fiscal 2003 compared to 89% in the prior year. Operating income in the segment was $20.7 million compared to $24.1 million in the prior year. The decline in operating income was caused primarily by continued weakness in demand for ready-to-assemble furniture components and competitive pricing for recycled clay-coated boxboard. Return on sales was 4.0% in 2003 compared to 4.7% in the prior year.

    Selling, General & Administrative Expenses

    During the fourth quarter of 2003, selling, general and administrative expenses were $48.1 million, or 12.5% of net sales, compared to $46.2 million, or 12.8% of net sales, in the same quarter of last year. Selling, general and administrative expense as a percentage of net sales decreased versus the previous year quarter due to continued focus on cost reductions and productivity improvements.
    For fiscal year 2003, selling general and administrative expenses were $184.6 million, or 12.9% of net sales compared to $181.6 million, or 13.3% of net sales for fiscal year 2002. Selling, general and administrative expense as a percentage of net sales decreased versus the previous year due to continued focus on cost reductions and productivity improvements.

    Financing

    Rock-Tenn Company's debt balance, excluding the fair value hedge adjustment of $23.9 million, at the end of the fourth quarter of 2003 was $502.0 million compared to $510.2 and $453.2 million, excluding fair value hedge adjustments of $24.3 million and $19.8 million, on June 30, 2003 and September 30, 2002, respectively.
    The Company recorded at year-end a provision for additional minimum pension liability of $40.8 million. The provision was included in other comprehensive income and resulted in a reduction of shareholder's equity of $25.0 million, net of tax. The charge was primarily the result of both the reduction in the assumed discount rate applied to the accumulated benefit obligation under the Company's pension plans and the investment performance of pension assets in recent years. The Company stated that it expects to record pension expense of $16.4 million in fiscal year 2004 as compared to $10.7 million in fiscal year 2003.

    Cautionary Statements

    Statements herein regarding expected earnings of the Company; expected performance of the Company's businesses, such as expected sales, expected margins, and expectations regarding market leadership in technology investment; expected capital expenditures; and expected pension expense constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on our current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers, raw material and energy costs, labor costs, the amount and timing of expected capital expenditures, including installation costs, project development and implementation costs, severance and other shutdown costs, restructuring costs, expected credit availability, expected year-end inventory levels and costs, competitive conditions in our businesses, and possible adverse actions of our customers, our competitors and suppliers. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. Actual results may vary materially from current expectations, in part because the Company manufactures most of its products against customer orders with short lead times and small backlogs, while earnings are currently dependent on volume due to price levels and fixed operating costs. Further, these forward-looking statements are subject to a number of general risks including, among others, decreases in demand for the Company's products, increases in energy and raw material costs, reduced supply of raw materials, increases in capital equipment costs, fluctuations in selling prices, increased competition, and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Forward-looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

    Conference Call

    The Company will host a conference call to discuss its fourth quarter and fiscal year 2003 and other topics that may be raised during the discussion at 1:00 p.m., Eastern Time, on Tuesday, October
28. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.
    Rock-Tenn Company is one of North America's leading marketing and packaging solutions companies, with annual net sales of over $1.4 billion and over 70 manufacturing operations in the United States, Canada, Mexico and Chile.

                           ROCK-TENN COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

======================================================================
                            FOR THE THREE          FOR THE TWELVE
                            MONTHS ENDED            MONTHS ENDED
                       Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                             2003        2002        2003        2002
----------------------------------------------------------------------
NET SALES                $385,031    $361,268  $1,433,346  $1,369,050

Cost of Goods Sold        313,478     294,594   1,168,290   1,090,483
----------------------------------------------------------------------

Gross Profit               71,553      66,674     265,056     278,567
Selling, General and
 Administrative
 Expenses                  48,145      46,166     184,642     181,620
Restructuring and
 Other Costs                  597       8,556       1,684      18,237
----------------------------------------------------------------------

Operating Profit           22,811      11,952      78,730      78,710
Interest Expense           (6,481)     (6,761)    (26,889)    (26,399)
Interest and Other
 Income                        33          55          91         456
Income (loss) from
 Unconsolidated Joint
 Venture                      (23)        376        (399)       (318)
Minority Interest in
 Income of
 Consolidated
 Subsidiary                  (877)       (577)     (3,248)     (2,971)
----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES              15,463       5,045      48,285      49,478

Provision For Income
 Taxes                      5,851       2,399      18,744      19,625
----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS BEFORE
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                  9,612       2,646      29,541      29,853

Income from
 Discontinued
 Operations                   352         570          35       2,617

INCOME BEFORE
 CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING
 PRINCIPLE                  9,964       3,216      29,576      32,470
----------------------------------------------------------------------

Cumulative Effect of
 Change in Accounting
 Principle                    ---         ---         ---      (5,844)

NET INCOME                 $9,964      $3,216     $29,576     $26,626
======================================================================

Weighted Average
 Common Shares
 Outstanding-Diluted       35,131      34,575      34,743      34,373

Diluted Earnings Per
 Share:
  Income from
   Continuing
   Operations before
   Cumulative Effect
   of Change in
   Accounting
   Principle                $0.27       $0.08       $0.85       $0.87
  Income from
   Discontinued
   Operations                0.01        0.01        0.00        0.07
                       ----------- ----------- ----------- -----------
  Income before
   Cumulative Effect
   of Change in
   Accounting
   Principle                 0.28        0.09        0.85        0.94
  Cumulative Effect of
   Change in
   Accounting
   Principle                 0.00        0.00        0.00       (0.17)
                       ----------- ----------- ----------- -----------
Diluted Earnings Per
 Share                      $0.28       $0.09       $0.85       $0.77
======================================================================



                           ROCK-TENN COMPANY
                     INDUSTRY SEGMENT INFORMATION
                              (UNAUDITED)
                  (IN THOUSANDS, EXCEPT TONNAGE DATA)

======================================================================
                            FOR THE THREE          FOR THE TWELVE
                            MONTHS ENDED            MONTHS ENDED
                        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                          2003        2002        2003        2002
----------------------------------------------------------------------

NET SALES:

Packaging Products
 Segment                 $221,268    $184,554    $801,402    $722,685
Merchandising Displays
 and Corrugated
 Packaging Segment         76,832      79,459     285,106     289,551
Paperboard Segment        131,889     138,261     516,074     516,173
Intersegment
 Eliminations             (44,958)    (41,006)   (169,236)   (159,359)
----------------------------------------------------------------------

TOTAL                    $385,031    $361,268  $1,433,346  $1,369,050
----------------------------------------------------------------------


INCOME FROM CONTINUING OPERATIONS BEFORE TAXES:

Packaging Products
 Segment                  $12,659     $10,553     $37,558     $46,147
Merchandising Displays
 and Corrugated
 Packaging Segment          9,093       9,006      27,745      32,813
Paperboard Segment          3,700       2,426      20,738      24,094
----------------------------------------------------------------------

Segment Income            $25,452     $21,985     $86,041    $103,054
Restructuring and
 Other Costs                 (597)     (8,556)     (1,684)    (18,237)
Non-Allocated Expense      (2,067)     (1,101)     (6,026)     (6,425)
Interest Expense           (6,481)     (6,761)    (26,889)    (26,399)
Interest and Other
 Income                        33          55          91         456
Minority Interest in
 Income of
 Consolidated
 Subsidiary                  (877)       (577)     (3,248)     (2,971)
----------------------------------------------------------------------

TOTAL                     $15,463      $5,045     $48,285     $49,478
======================================================================

Paperboard Shipped (in
 tons)                    279,629     285,789   1,100,832   1,105,363
======================================================================




                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                            (IN THOUSANDS)

======================================================================
                                 FOR THE THREE       FOR THE TWELVE
                                 MONTHS ENDED         MONTHS ENDED
                              Sept. 30, Sept. 30,  Sept. 30, Sept. 30,
                                2003      2002      2003       2002
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income from continuing
 operations                     $9,612    $2,646    $29,541   $29,853

Items in income not affecting
 cash:
Depreciation and amortization   19,437    17,180     72,683    68,091
Deferred income taxes           (5,087)     (252)    12,085     5,617
Deferred compensation expense      281       154        851       858
Income tax benefit of
 employee stock options            955     1,283        955     1,283
Gain on disposal of property,
 plant and equipment               285       637        277        27
Equity in (income) loss from
 joint venture                      23      (376)       399       318
Minority interest in income
 of consolidated subsidiary        877       577      3,248     2,971
Impairment loss and other
 non-cash items                   (220)    5,390        591    13,670
Pension funding (more) less
 than expense                    2,797    (5,138)   (11,554)   (7,452)
Net changes in operating
 assets and liabilities         10,659    11,230      1,301    (4,623)
----------------------------------------------------------------------

CASH PROVIDED BY OPERATING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                     39,619    33,331    110,377   110,613

Cash provided by operating
 activities from discontinued
 operations                      1,777     4,139      4,574     6,945
                              --------- --------- ---------- ---------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES          $41,396   $37,470   $114,951  $117,558
----------------------------------------------------------------------

CASH FLOWS FROM INVESTING
 ACTIVITIES:

Capital expenditures           (13,893)  (23,120)   (57,402)  (72,701)
Cash paid for purchase of
 assets under synthetic lease      ---       ---    (21,885)      ---
Cash paid for purchase of
 businesses, net of cash
 received                      (15,426)   (2,475)   (81,845)  (25,351)
Cash contributed to joint
 venture                           (20)      (38)      (332)   (1,720)
Proceeds from sale of
 property, plant and
 equipment                       1,459        91      8,316    11,399
Decrease (increase) in
 unexpended industrial
 revenue bond proceeds           2,273      (390)     3,649    (1,944)
----------------------------------------------------------------------

CASH USED FOR INVESTING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                    (25,607)  (25,932)  (149,499)  (90,317)
Cash used for investing
 activities by discontinued
 operations                       (166)     (980)    (3,598)   (4,800)
                              --------- --------- ---------- ---------
NET CASH USED FOR  INVESTING
 ACTIVITIES                   $(25,773) $(26,912) $(153,097) $(95,117)
----------------------------------------------------------------------

CASH FLOWS FROM FINANCING
 ACTIVITIES:

Proceeds from issuance of
 public notes                     ----       ---     99,748       ---
Net (repayments) additions to
 revolving credit facilities     1,929    (1,300)     1,103    (5,600)
Additions to long-term debt     12,066     2,007     53,489    18,417
Repayments of long-term debt   (22,626)  (23,701)  (106,226)  (45,216)
Proceeds from monetizing swap
 contracts                         492    17,096      9,390    17,096
Debt issuance costs                 (3)        1     (1,016)     (155)
Issuance of common stock         2,456     1,437      6,277     7,680
Purchases of common stock          ---       ---     (1,313)     (345)
Cash dividends paid to
 shareholders                   (2,795)   (2,573)   (11,064)  (10,183)
Distribution to minority
 interest                       (1,400)   (1,120)    (3,780)   (3,675)
----------------------------------------------------------------------

CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES          $(9,881)  $(8,153)   $46,608  $(21,981)
----------------------------------------------------------------------

Effect of exchange rate
 changes on cash                   525      (100)      (849)      909

INCREASE IN CASH AND CASH
 EQUIVALENTS                     6,267     2,305      7,613     1,369

Cash and cash equivalents:
Beginning of period              7,906     4,255      6,560     5,191
----------------------------------------------------------------------

End of period                  $14,173    $6,560    $14,173    $6,560
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF
 CASH  FLOW INFORMATION:
Cash paid during the period
 for:
  Income taxes (net of
   refunds)                     $2,963    $2,843    $11,168   $21,908
  Interest (net of amounts
   capitalized)                $17,064   $10,766    $31,677   $26,066
======================================================================




                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)
                            (IN THOUSANDS)
======================================================================
                             SEPTEMBER 30,    JUNE 30,   SEPTEMBER 30,
                                  2003          2003          2002
----------------------------------------------------------------------
ASSETS:

Cash and cash equivalents         $14,173        $7,906        $6,560

Receivables - net                 163,096       151,387       151,086

Inventories - at LIFO cost        118,414       121,092       102,550

Other current assets               14,841        28,674        11,654

Current assets held for sale       52,703        57,108        50,237
----------------------------------------------------------------------

TOTAL CURRENT ASSETS              363,227       366,167       322,087
----------------------------------------------------------------------

Building and equipment - net      579,514       581,547       538,185

Intangible and other assets       345,047       337,733       312,779
----------------------------------------------------------------------

TOTAL ASSETS                   $1,287,788    $1,285,447    $1,173,051
======================================================================

LIABILITIES AND
SHAREHOLDERS' EQUITY:

Current maturities of long-
 term debt                        $12,927       $18,831       $62,917

Other current liabilities         163,462       166,831       152,736

Current liabilities held for
 sale                               7,487         7,451         6,182
----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES         183,876       193,113       221,835
----------------------------------------------------------------------

Long-term maturities of debt      489,037       491,321       390,323
Adjustment for fair value
 hedge                             23,930        24,270        19,751
                             ------------- ------------- -------------
Total long-term debt              512,967       515,591       410,074

Deferred income taxes              93,801       106,400        84,345

Other long-term items              75,108        32,610        51,650

Shareholders' equity              422,036       437,733       405,147
----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY           $1,287,788    $1,285,447    $1,173,051
======================================================================
Total debt excluding
 adjustment for fair value
 hedge                           $501,964      $510,152      $453,240




Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics


                           1st      2nd      3rd      4th     Fiscal
                         Quarter  Quarter  Quarter  Quarter    Year
                        -------- -------- -------- -------- ----------

Average Price Per Ton (a)
-------------------------

Coated & Specialty
 Paperboard (b)
    2001                   $448     $445     $410     $428       $438
    2002                    424      410      410      425        417
    2003                    434      418      437      438        432
Corrugated Medium
    2001                    378      365      350      349        360
    2002                    342      337      331      346        339
    2003                    343      335      340      333        338
All Tons
    2001                    436      433      417      414        425
    2002                    410      398      397      413        405
    2003                    419      406      423      421        417
Average Recovered Paper
 Cost
    2001                     74       68       66       67         69
    2002                     67       65       78      108         80
    2003                     82       78       88       86         83


Tons Shipped
------------
Coated
    2001                118,799  119,624  117,576  125,952    481,951
    2002                125,382  117,813  117,724  126,625    487,544
    2003                117,566  128,606  126,292  125,363    497,827
Specialty (b)
    2001                 97,913  102,732  109,086  104,717    414,448
    2002                 98,538  112,408  117,652  114,367    442,965
    2003                 99,752  113,299  113,001  109,243    435,295
Corrugated Medium
    2001                 41,452   39,827   42,025   45,879    169,183
    2002                 43,556   42,541   43,960   44,797    174,854
    2003                 40,815   41,459   40,413   45,023    167,710
Total
    2001                258,164  262,183  268,687  276,548  1,065,582
    2002                267,476  272,762  279,336  285,789  1,105,363
    2003                258,133  283,364  279,706  279,629  1,100,832

(a) The method of computation for the Average Recycled Paperboard and Corrugated Medium Prices and the Weighted Average Recovered Paper Cost has been revised, and the amounts restated, for all periods shown, to better reflect their impact on our segment operating results. The Average Recycled Paperboard and Corrugated Medium Prices represent the average gross sales price per manufactured ton shipped adjusted for volume discounts and freight billed or allowed. The Average Recycled Paperboard and Corrugated Medium Prices are not adjusted for payment discounts or sales returns and allowances. The Weighted Average Recovered Paper Cost represents the average cost of fiber per manufactured ton shipped, including related freight and brokerage costs.

(b) Specialty Paperboard Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge Corporation.




Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

                        1st       2nd       3rd       4th      Fiscal
                      Quarter   Quarter   Quarter   Quarter     Year
                     --------- --------- --------- --------- ---------

Packaging Segment Sales
    2001             $175,286  $185,747  $180,283  $187,911  $729,227
    2002              177,684   177,606   182,841   184,554   722,685
    2003              173,677   196,277   210,180   221,268   801,402

Packaging Income
    2001                7,879     8,842    10,797    11,517    39,035
    2002                9,995    11,904    13,695    10,553    46,147
    2003                4,654     9,742    10,503    12,659    37,558
Return On Sales
    2001                  4.5%      4.8%      6.0%      6.1%      5.4%
    2002                  5.6%      6.7%      7.5%      5.7%      6.4%
    2003                  2.7%      5.0%      5.0%      5.7%      4.7%

Merchandising Displays and Corrugated Packaging Segment Sales
    2001               57,629    65,525    65,571    73,859   262,584
    2002               72,271    69,965    67,856    79,459   289,551
    2003               73,710    64,214    70,350    76,832   285,106

Merchandising Displays and Corrugated Packaging Income
    2001                2,751     8,525     8,328    10,642    30,246
    2002               11,389     7,849     4,569     9,006    32,813
    2003                6,907     5,073     6,672     9,093    27,745
Return on Sales
    2001                  4.8%     13.0%     12.7%     14.4%     11.5%
    2002                 15.8%     11.2%      6.7%     11.3%     11.3%
    2003                  9.4%      7.9%      9.5%     11.8%      9.7%

Paperboard Segment Sales
    2001              131,435   133,145   130,499   129,426   524,505
    2002              125,078   123,740   129,094   138,261   516,173
    2003              123,136   130,742   130,307   131,889   516,074
Paperboard Income
    2001               10,336    10,276    10,503    10,518    41,633
    2002                6,287     6,348     9,033     2,426    24,094
    2003                5,061     6,351     5,626     3,700    20,738
Return on Sales
    2001                  7.9%      7.7%      8.0%      8.1%      7.9%
    2002                  5.0%      5.1%      7.0%      1.8%      4.7%
    2003                  4.1%      4.9%      4.3%      2.8%      4.0%




Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)


                        1st       2nd       3rd       4th      Fiscal
                      Quarter   Quarter   Quarter   Quarter     Year
                     --------- --------- --------- --------- ---------

Income From Continuing Operations Before
Cumulative Effect of a Change in Accounting Principle
    2001               $2,692    $5,531    $7,890    $8,510   $24,623
    2002               11,259    11,026     4,922     2,646    29,853
    2003                4,945     7,131     7,853     9,612    29,541

Diluted EPS From Continuing Operations Before
Cumulative Effect of a Change in Accounting Principle
    2001                $0.08     $0.17     $0.23     $0.25     $0.74
    2002                 0.33      0.32      0.14      0.08      0.87
    2003                 0.14      0.21      0.23      0.27      0.85

Income Before Cumulative Effect of a
Change in Accounting Principle
    2001               $4,505    $7,318    $9,120    $9,294   $30,237
    2002               12,199    11,584     5,471     3,216    32,470
    2003                5,070     7,330     7,212     9,964    29,576

Diluted EPS Before Cumulative Effect of a
Change in Accounting Principle
    2001                $0.13     $0.22     $0.27     $0.28     $0.90
    2002                 0.36      0.34      0.16      0.09      0.94
    2003                 0.15      0.21      0.21      0.28      0.85

Net Income
    2001               $4,791    $7,318    $9,120    $9,294   $30,523
    2002                6,355    11,584     5,471     3,216    26,626
    2003                5,070     7,330     7,212     9,964    29,576

Diluted EPS
    2001                $0.14     $0.22     $0.27     $0.28     $0.91
    2002                 0.19      0.34      0.16      0.09      0.77
    2003                 0.15      0.21      0.21      0.28      0.85

Depreciation & Amortization
    2001              $18,324   $18,180   $18,676   $18,672   $73,852
    2002               16,749    17,217    16,945    17,180    68,091
    2003               17,953    17,502    17,791    19,437    72,683

Capital Expenditures
    2001              $13,870   $14,496   $14,413   $17,857   $60,636
    2002                9,038    16,656    23,887    23,120    72,701
    2003               16,393    15,002    12,114    13,893    57,402

    CONTACT: Rock-Tenn Company
             Steven C. Voorhees, Executive VP & CFO
             David Rees, Investor Relations
             770-448-2193